UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Career Education Corporation
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[[The following letter was sent to Career Education Corporation’s (“CEC”) stockholders by John M. Larson, Chairman, President and Chief Executive Officer of CEC, on May 1, 2006.]

May 1, 2006

Dear Career Education Corporation Stockholder:

Don’t Let Steven Bostic Put Students and Your Investment in Career Education at Risk

Stockholders have every reason to be concerned that the self-serving agenda of dissident Steven Bostic may put at risk Career Education’s momentum and its ability to continue delivering high quality education to its students and enhanced value for stockholders.  With a highly questionable record in the for-profit education industry, Bostic is seeking to get himself and his close friends and colleagues elected to your company’s Board of Directors.

Our focus has always been on education and on generating value for students and stockholders. Over the last year, we addressed many of our legal and regulatory issues, and we made a number of significant enhancements to our corporate governance policies and practices. Bostic’s industry track record is noteworthy for the near financial ruin of EduTrek International Inc. under his leadership as CEO—and for the wholesale destruction of EduTrek’s shareholder value.  The following chart illustrates the disastrous fall of EduTrek’s stock under Bostic’s leadership:

Despite all this, while at EduTrek, Bostic found ways to continually enrich himself and his family while shareholders lost money.  As for the expertise of those on his slate whom he wants you to elect, none of them has any relevant experience in the for-profit education industry.

Stockholders should question whether Bostic’s true intent is to gain control of Career Education without paying stockholders a penny. By getting himself and his handpicked nominees elected to your company’s Board, he is in a position to use Career Education to promote his own agenda.

Career Education stockholders should consider the following:

•                  Bostic’s Checkered History in For-Profit Education:

Bostic was formerly CEO of EduTrek, the for-profit education company that previously owned American InterContinental University (AIU), and which was crippled by heavy losses and regulatory problems under his leadership. In 1996, the year Bostic bought EduTrek, net income was $4.6 million.  At the time that Bostic sold EduTrek to CEC, EduTrek had reported a $5.5 million NET LOSS for just nine months.

Despite Mr. Bostic’s lack of recollection in his proxy statement regarding prior regulatory issues at AIU, it is important to note that in 1997 the Southern Association of Colleges and Schools (SACS) placed AIU “On Sanction” for six months for failing to resolve eight recommendations, and, at the time of AIU’s acquisition by Career Education, another 13 recommendations remained unresolved with SACS.  Those were subsequently resolved by AIU in June 2001 after it was under CEC’s ownership.

EduTrek’s Annual Report on Form 10-K for the year ended December 31, 1999, revealed that EduTrek failed to meet the financial responsibility standards of the U.S. Department of Education.

On December 20, 1999, EduTrek’s class A common stock was delisted from the NASDAQ National Market because it did not meet minimum stock price requirements.

From September 1997, when EduTrek began trading as a public company, until the end of September 2000, when Career Education announced that it was acquiring AIU, EduTrek’s stock price declined 90.4%, or 54% a year on an annualized basis.

This wholesale destruction of stockholder value was all under Bostic’s leadership.

•                  Bostic Has Chosen His Friends and Service Providers with No Industry Experience for His Slate:

Neither of Bostic’s Board nominees has any relevant experience in the for-profit   education industry.

Bostic nominee R. William Ide is a long-time partner at McKenna Long & Aldrich, the law firm that represented Bostic in his attacks last year on CEC.  Bostic nominee James E. Copeland, Jr., is the former CEO of Deloitte & Touche LLP, EduTrek’s independent auditors during the period when EduTrek appeared headed for bankruptcy.  In fact, EduTrek’s Form 10-K for the year ended December 31, 1999 noted that Deloitte had issued a “Going Concern” opinion, expressing doubt about EduTrek’s ability to continue as a going concern.

One has to question Ide’s and Copeland’s judgment in choosing to align themselves with the failed CEO who brought financial ruin to EduTrek while it was serviced by Copeland’s accounting firm.

IN SHARP CONTRAST: Career Education’s own independent nominees offer strong track records running businesses and deep experience in the education field.  We conducted an extensive search to find professionals with specific experience in post- secondary education, state and federal regulatory affairs as well as a solid track record in business.

•                  Career Education nominee Patrick W. Gross has been a director at eight public companies, including Capital One Financial Corporation, and serves on the Board of the D.C. Preparatory Academy charter school.  For five years he served on the Board of the D.C. Public Charter School Resource Center and was on the Board of the Sidwell Friends School for 16 years.  Mr. Gross has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since 2002. Mr. Gross is a founder of, and served as principal executive officer from 1970 to 2002 at, American Management Systems, Inc. (AMS), a computer applications software and systems integration firm. He has served as chairman of the Board of several companies owned by private equity firms.

•                  Career Education nominee Keith K. Ogata, Chairman of the Audit Committee at CEC, has nearly three decades of experience in the for-profit education sector. Mr. Ogata is currently president of, and a private investor in, 3-K Financial Corporation, a private investment company. From 1996 to 1998, Mr. Ogata served as President of National Education Centers, Inc., a subsidiary of National Education Corporation. From 1990 to 1998, he served as Vice President, Chief Financial Officer and Treasurer of National Education Corporation, with responsibility for finance, accounting, treasury, tax, mergers and acquisitions, human resources, investor and public relations and information systems.

•                  Career Education nominee Steven H. Lesnik served as a Chairman of the Illinois Board of Higher Education and was a director of the Illinois Mathematics and Science Academy for nearly a decade. Mr. Lesnik is Chairman and Chief Executive Officer of KemperSports Inc., an Illinois-based company that develops, owns, leases and manages golf facilities as well as athletic clubs and lodging venues nationwide, and is engaged in marketing communications. Mr. Lesnik co-founded KemperSports Inc. with James S. Kemper, Jr. in 1977.  From 1968 to 1979, he held numerous positions at Kemper Insurance Companies, including vice president.

Career Education is building momentum.  Your company, led by its Board and management, is achieving substantial progress in executing a sound strategy of high-quality, well-targeted growth designed to maximize Career Education’s value to students—and, in turn, stockholders. In 2005, for example, Career Education achieved records in revenues, cash flow, and earnings.  We strengthened our balance sheet and we repurchased $200 million in common stock.

We are also addressing our legal and regulatory issues, and are highly committed to serving and protecting the best interests of stockholders.  Over the past year, your Board has moved forward aggressively with major corporate governance initiatives.  Our focus continues to be providing a high quality education to our students, an exceptional workplace for our employees, and value creation for our stockholders.

YOU CAN HELP MAINTAIN CAREER EDUCATION’S MOMENTUM BY VOTING FOR CAREER EDUCATION’S BOARD NOMINEES. PLEASE  SIGN, DATE AND RETURN THE WHITE PROXY CARD IN SUPPORT OF CAREER EDUCATION’S NOMINEES.

You have every right to protect your investment in Career Education. DO NOT ALLOW Bostic and his handpicked nominees to get elected to your company’s Board of Directors. Do NOT sign his blue card.  Your vote is important–no matter how many or how few shares you own.  If you have previously returned a blue proxy card, you can automatically revoke it by signing, dating, and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope.  We appreciate your continued support, and if you need assistance or have any questions, please call Georgeson Shareholder Communications toll-free at 1-888-206-5970.

Thank you for your continued loyalty and support.

Sincerely,

/s/ John M. Larson

John M. Larson

Chairman, President and Chief Executive Officer